Exhibit 99.1

Astrotech Corporation
907 Gemini Street
Houston, Texas 77058-2762
1.713.558.5000
fax: 1.713.558.5960
www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH CORPORATION REPORTS FINANCIAL RESULTS FOR THIRD QUARTER FISCAL YEAR 2009

Restructured Company Leads to Profitable Quarter

Houston, Texas, May 12, 2009 — Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial space services, today announced financial results for the third quarter ended March 31, 2009 of its fiscal year 2009.

Third Quarter Results

The Company posted a third quarter fiscal year 2009 net income of $3.6 million, or $0.21 per diluted share on revenue of $11.8 million compared with a third quarter fiscal year 2008 net loss of $0.8 million, or $0.06 per diluted share, on revenue of $6.6 million.

Nine Months Results

Astrotech Corporation’s net income for the nine months ended March 31, 2009 was $2.1 million, or $0.12 per diluted share on revenue of $21.6 million compared to a net loss of $34.5 million, or ($4.92) per diluted share, on revenue of $19.5 million for first nine months of the prior fiscal year. The Company’s results for the nine months ended March 31, 2008 include $30.2 million of non-cash debt conversion expense upon consummation of the exchange of its Convertible Subordinated Notes and Senior Convertible Notes into shares of common stock in October 2007.

Liquidity
As of March 31, 2009 the Company had cash and restricted cash-on-hand of $4.5 million and our working capital was approximately $3.3 million. Restricted cash, which consists of advance payments on a government contract to modify certain spacecraft processing facilities and restricted deposits relating to bank covenants, totaled $3.2 million at March 31, 2009. The Company carries a liability of $0.3 million for obligations under this construction contract.

On March 24, 2009, the Company repurchased 300,000 shares at a price of $0.40 per share pursuant to its previously announced program to repurchase up to $6.0 million of the Company’s common stock and outstanding convertible notes due October 2010. As of March 31, 2009, including the shares repurchased on March 24, 2009, the Company had repurchased 311,660 shares of common stock at a cost of $237,320 under the program, which represents an average cost of $0.76 per share. In October 2008, the Company purchased $1,750,000 principal amount of its outstanding convertible notes at a price of $1,085,000 plus accrued interest.

The Company maintains a $6.0 million financing facility with Green Bank, N.A., consisting of a $4.0 million term loan and a $2.0 million revolving credit facility. On March 31, 2009, $3.6 million of the term loan, which was outstanding, expires in February 2011. During fiscal Q3 2009, the Company renewed the one-year revolving credit facility through February 2010 on terms substantially similar to the previous facility.

Update of Ongoing Operations

Astrotech Corporation

During the quarter, the Company changed its name from SPACEHAB, Incorporated to Astrotech Corporation in order to better reflect its new vision and direction. In conjunction with the name change, the Company changed its Nasdaq stock ticker symbol from SPAB to ASTC, which went into effect on May 4, 2009. Astrotech Corporation continues to maintain its Astrotech Space Operations business unit, as well as new business initiatives, Astrogenetix, AirWard and 1st Detect.

Astrotech Space Operations

During the quarter, revenue more than doubled from $5.0 million to $11.6 million as compared to the three month period the previous year. Additionally, the Company’s completed mission manifest for the same period increased more than threefold from two missions to seven, as compared to the same period the previous year.

The Company provided spacecraft processing support on numerous NASA missions including $6.7 million in support of its Space Tracking and Surveillance System Satellite (STSS); the Kepler spacecraft; the Lunar Reconnaissance Orbiter Satellite (LRO), and its secondary payload the Lunar Crater Observation and Sensing Satellite (LCROSS); the Orbiting Carbon Observatory (OCO) satellite; and, the Geostationary Operational Environmental Satellite-O (GOES-O), cumulatively. Additionally, the Company received $2.6 million in government contracts from the construction of payload processing equipment and facilities; and, $2.3 million in contracts supporting several commercial space leaders including ATK, Boeing and Lockheed Martin. Of these, completed missions include the LRO/LCROSS satellites, OCO, and Kepler. The remaining missions will realize revenues in the coming quarter(s).

Announced in April 2009, the Company formalized a $1.8 million contract with RSC Energia, Russia’s largest manufacturer of aerospace and space equipment. RSC Energia will utilize Astrotech Space Operation’s Cape Canaveral, Florida payload processing facilities and receive support services from Astrotech Space Operations to prepare its Mini Research Module (MRM1) for flight aboard the U.S. Space Shuttle during the STS-132 mission. Space Shuttle mission STS-132 is currently scheduled for an April 2010 launch to ferry the MRM1 to the ISS, which will be permanently attached to the bottom port of the ZARYA module, and ultimately operate as a docking port extension for the Russian Soyuz and Progress vehicles.

About Astrotech Corporation

Astrotech Corporation is one of the first commercial space companies and remains a strong entrepreneurial leader in the aerospace industry.  The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations subsidiary and incubates space technology businesses, now having formed three companies; the 1st Detect Corporation which is developing a breakthrough mini-mass spectrometer first created for the International Space Station; Astrogenetix, Inc. is producing biotech products in space and has recently developed a vaccine candidate for Salmonella; and Airward Corporation is drawing on its space heritage of sending cargo to space and is selling hazardous material containers for the airline industry.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Tania Shupe

Corporate Marketing and Communications

Astrotech Corporation

713.558.5299

tshupe@astrotech.com

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Tables follow

ASTROTECH CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months		Nine Months
	Ended March 31,		Ended March 31,
	2009	2008	2009	2008
Revenue	$11,849	$6,588	$21,608	$19,494
Costs of revenue	4,825	4,158	11,593	15,050
Gross profit	7,024	2,430	10,015	4,444
Operating expenses:
Selling, general and administrative	2,671	2,311	6,520	6,324
Research and development	553	593	1,636	1,355
Total operating expenses	3,224	2,904	8,156	7,679
Income (loss) from operations	3,800	(474)	1,859	(3,235)
Interest expense	(167)	(119)	(577)	(1,232)
Debt conversion expense	—	(3)	—	(30,194)
Gain on notes repurchased	—	—	665	—
Interest and other income, net	62	112	248	478
Income (loss) before income taxes	3,695	(484)	2,195	(34,183)
Income tax (expense) benefit	(93)	(350)	(93)	(350)
Net income (loss)	$3,602	$(834)	$2,102	$(34,533)

Net income (loss) per share, basic	$0.22	$(0.06)	$0.13	$(4.48)
Weighted average common shares outstanding, basic	16,547	13,645	16,444	7,702

Net income (loss) per share, diluted	$0.21	$(0.06)	$0.12	$(4.92)
Weighted average common shares outstanding, diluted	17,316	13,645	16,867	7,702

See accompanying notes to unaudited condensed consolidated financial statements.

ASTROTECH CORPORATION AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	June 30,
	2009	2008
ASSETS
Cash and cash equivalents	$1,250	$2,640
Accounts receivable, net	9,402	3,872
Prepaid expenses and other current assets	616	639
Total current assets	11,268	7,151
Restricted cash	3,224	8,386
Property, plant, and equipment, net	39,868	40,999
Other assets, net	1,496	1,675
Total assets	$55,856	$58,211

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$7,963	$6,629
Long-term liabilities	10,071	16,646
Stockholders’ equity	37,822	34,936
Total liabilities and stockholders’ equity	$55,856	$58,211